Exhibit 10.4
TRAILER PARKING LOT LEASE AGREEMENT

LANDLORD:	4300 East Fifth Avenue LLC
1798 Frebis Avenue
Columbus, Ohio 43206-0410

TENANT:	DSW Inc.
4150 East Fifth Avenue
Columbus, Ohio 43219

LEASED PREMISES:	220 Trailer Parking Spaces
Columbus International Aircenter Columbus, Ohio

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TRAILER PARKING LOT LEASE AGREEMENT
     This Trailer Parking Lot Lease Agreement (the “Lease”) is made this 30th day of November, 2006 (the “Effective Date”) by and between 4300 East Fifth Avenue LLC, an Ohio limited liability company (hereinafter referred to as “Landlord”), with offices located at 1798 Frebis Avenue, Columbus, Ohio 43206-0410 and DSW Inc., an Ohio corporation (hereinafter referred to as “Tenant”), with offices located at 4150 East Fifth Avenue, Columbus, Ohio 43219, who hereby mutually covenant and agree as follows:
     1. DESCRIPTION OF LEASED PREMISES: Landlord, for and in consideration of the covenants and agreements herein contained on the part of Tenant to be performed, hereby leases to Tenant, and Tenant hereby lets from Landlord, premises consisting of approximately 10.06 acres and which will contain approximately 220 trailer parking spaces located in the Columbus International Aircenter. The Columbus International Aircenter comprises approximately 2,819,647 square feet of leasable space on 171 acres, more or less, of real property in Franklin County, Ohio, which real property is illustrated on Exhibit A attached hereto and made a part hereof. The portion of the Columbus International Aircenter owned in fee simple by Landlord shall for purposes of this Lease be referred to as the “Real Estate”. The demised premises are outlined on the site plan attached hereto as Exhibit B and made a part hereof (the “Site Plan”). Said demised premises, together with all improvements now located or to be located on said premises during the term of this Lease, shall collectively be referred to herein as the “Leased Premises”. The Leased Premises will be adjacent to a trailer parking area comprising approximately 6.36 acres and which will contain approximately 144 trailer parking spaces which area is included within the Real Estate and is as shown on the Site Plan and hereinafter referred to as the “Adjacent Trailer Lot”. Tenant acknowledges and agrees that the Adjacent Trailer Lot may be used by other tenants of the Real Estate and for purposes not limited to trailer parking and hereby consents to such use, provided that any such use will not inhibit or interfere with Tenant’s access to or from, use and/or occupancy of the Leased Premises as contemplated herein.
     2. TERM: The term of this Lease shall be co-terminus with that certain Lease Agreement by and between Tenant (successor-in-interest to Shonac Corporation, an Ohio corporation) and 4300 Venture 6729 LLC, a Delaware limited liability company (successor-in-interest to 4300 East Fifth Avenue LLC, an Ohio limited liability company) dated March 22, 2000 as amended by that certain Modification Letter dated June 1, 2001 and as further amended by that certain First Amendment to Industrial Space Lease (collectively referred to as the “Industrial Space Lease”) such that any and all of Tenant’s rights to extend the term of the Industrial Space Lease shall be applicable to extend the term of this Lease including any and all option rights provided therein. In the event the Industrial Space Lease terminates for any reason, the term of this Lease shall terminate simultaneous with same and all parties not in default shall be released from any and all obligations or liabilities hereunder (subject to the reimbursement obligations of Landlord set forth below). Notwithstanding the foregoing, Tenant shall have the right, in Tenant’s sole discretion to terminate this Lease for any reason by written notice to Landlord, which termination shall be effective on the date stated in such notice and all parties not in default shall be released from any and all obligations or liabilities hereunder (subject to the reimbursement obligations of Landlord below). In the event Landlord or Tenant terminates the Lease pursuant to this Section 2 and provided that Tenant is not in default beyond any applicable notice or cure period, Landlord shall reimburse Tenant, for the unamortized value of the unreimbursed leasehold improvements included in Tenant’s Work within fifteen (15) days after receipt of a request and invoice from Tenant itemizing such amount.
     3. DELIVERY: Landlord agrees to deliver possession of the Leased Premises to Tenant in its existing condition on the Effective Date.
     4. RENT: Tenant shall not be obligated to pay annual rent in connection with its use and occupancy of the Leased Premises.
     5. USE: Tenant shall be entitled to the exclusive use of the Leased Premises. The Leased Premises shall be used for the parking of Tenant’s trailers and for no other purpose, without the written consent of Landlord, which consent shall not be unreasonably withheld, conditioned or delayed.
     6. TENANT’S WORK: Tenant agrees to make the improvements to the Leased Premises and the Adjacent Trailer Lot described on the scope of work attached hereto and made a part hereof as Exhibit C (the “Tenant’s Work”). The cost and expense of such renovation shall be paid as follows:
     a. Tenant shall pay for any and all costs and expenses resulting from the renovation to the Leased Premises and Adjacent Trailer Lot which are not “Infrastructure Costs,” which are hereby defined as drainage, water retention (basins) and grading work further identified and designated on Exhibit C.
     b. Landlord shall pay thirty-six percent (36%) and Tenant shall pay sixty-four percent (64%) of any and all costs and expenses resulting from the renovation to the Leased Premises and Adjacent Trailer Lot which are Infrastructure Costs (the “Tenant Reimbursement”).
     The Tenant’s Work shall be done in a good and workmanlike manner and shall comply with applicable federal, state and local laws, rules, regulations and code requirements pertaining thereto, and Tenant shall be responsible for obtaining any and all consents required in connection thereto. In connection with Tenant’s Work, Landlord hereby grants to Tenant a temporary license providing access to and permission to perform the portion of Tenant’s Work on the Adjacent Trailer Lot, which license shall terminate upon the completion of Tenant’s Work and Landlord’s reimbursement of the Tenant Reimbursement as set forth below. Notwithstanding the foregoing plans for renovation, Tenant accepts the Leased Premises in its existing condition and agrees that it shall be responsible for maintaining and repairing same (as set forth below) and complying with all applicable laws, regulations and ordinances pertaining to its use and occupancy of same, all at Tenant’s expense.
     The Tenant Reimbursement shall be paid by Landlord to Tenant upon completion of Tenant’s Work and within ten (10) days of receipt of an invoice from Tenant requesting payment with a copy of Tenant’s contractor’s invoice and Tenant providing to Landlord a lien waiver from Tenant’s general contractor. In the event Landlord does not timely pay the Tenant Reimbursement to Tenant, Landlord shall pay to Tenant interest on such unpaid amounts at a rate of interest equal to four percent (4%) over the prime rate in effect from time to time as established by National City Bank, Columbus, Ohio.

     Notwithstanding anything to the contrary contained in this Lease, the Tenant improvements shall, at all times during the term of this Lease and upon the expiration or earlier termination of this Lease, be the property of Landlord. Tenant shall not acquire any interest, equitable or otherwise, in any Tenant improvements, except the leasehold described herein. Tenant agrees that the Tenant Reimbursement shall be used for improvements to the Leased Premises, which shall be affixed to the Real Estate and the improvements constructed thereon, and shall not be used for the purchase of Tenant’s personal property.
     7. TENANT’S DUTY TO MAINTAIN: It is agreed that Tenant shall, during the term of this Lease, be responsible at its sole cost and expense, for maintaining, repairing and replacing the Leased Premises, including but not limited to, resurfacing, resealing, restriping and repairing any portion of the Leased Premises.
     8. UTILITIES: As part of Tenant’s Work, Tenant shall install lighting for the Leased Premises as set forth on Exhibit C. Upon completion of Tenant’s Work and installation of such lighting, Tenant shall be responsible for electric service to the Leased Premises on account of such lighting. In the event the utility provider or its representative for electric service to the Leased Premises shall invoice Tenant for its usage directly then Tenant shall pay any and all amounts due directly to such utility provider. In the event the utility provider or its representative for electric service to the Leased Premises shall invoice Landlord for the total utility usage applicable to the Leased Premises and the Adjacent Trailer Lot (or any other portion of the Real Estate), then Tenant shall pay to Landlord Tenant’s proportionate share of same. Simultaneous with the billing to Tenant of its utility charges for the Leased Premises, Landlord shall provide Tenant with details regarding the calculations used by Landlord in computing Tenant’s proportionate share of same. Tenant shall have the right at all times during the term hereof to submeter such electric service at Tenant’s expense. Landlord shall not be liable for the quality or quantity of electric service to the Leased Premises and Landlord shall not be liable in damages or otherwise for any failure or interruption of any such electric service being furnished to the Leased Premises unless due to the negligence or willful act or omission of the Landlord, its agents, contractors, or employees.
     9. ALTERATIONS: Tenant shall make and shall be entitled to make without Landlord’s prior consent, any and all additions, improvements and alterations in the Leased Premises required on account of Tenant’s particular use of the Leased Premises and as required by any governmental authority.
     10. ASSIGNMENT AND SUBLEASES: Tenant agrees not to assign or sublease the Leased Premises, any part thereof, or any right or privilege connected therewith or to allow any other person, except Tenant’s agents and employees to occupy the Leased Premises or any part thereof, without first obtaining Landlord’s written consent, which consent shall not be unreasonably withheld. One consent by Landlord shall not be consent to subsequent assignment, sublease or occupation by other persons. Any unauthorized assignment or sublease by Tenant shall be void and shall terminate this Lease at Landlord’s option. Tenant’s interest in the Lease is not assignable by operation of law, nor is any assignment of its interest herein, without Landlord’s written consent, which consent shall not be unreasonably withheld. Notwithstanding anything herein to the contrary, Tenant shall be permitted without Landlord’s consent to sublease or assign all or part of the Leased Premises to a subsidiary, parent or affiliate entity; provided that Tenant shall remain fully liable hereunder.

     11. ENCUMBERING TITLE/MECHANICS’ LIENS: Tenant shall not do any act which shall in any way encumber the title of Landlord in and to the Leased Premises or the Real Estate, nor shall the interest or estate of Landlord in the Leased Premises or the Real Estate be in any way subject to any claim by way of lien or encumbrance, whether by operation of law or by virtue of any express or implied contract by Tenant. Any claim to, or lien upon, the Leased Premises or the Real Estate arising from any act or omission of Tenant shall accrue only against the leasehold estate of Tenant and shall be subject and subordinate to the paramount title and rights of Landlord in and to the Leased Premises and the Real Estate. Tenant shall have the option to record a Notice of Commencement in substance and form approved in advance by Landlord, which approval shall not be unreasonably withheld, conditioned or delayed.
     Tenant shall not permit the Leased Premises or the Real Estate to become subject to any mechanics’, laborers’ or materialmen’s lien on account of labor or material furnished to Tenant or claimed to have been furnished to Tenant in connection with work of any character performed or claimed to have been performed on the Leased Premises by, or at the direction or sufferance of Tenant. In the event a mechanic’s lien is filed against the Leased Premises or the Real Estate due to work performed by or on behalf of Tenant, Tenant shall discharge, cause to be discharged or bond off same within twenty (20) days from Tenant’s receipt of written evidence of the filing thereof. If Tenant fails to discharge or bond off said lien, Landlord may bond off or pay same without inquiring into the validity or merits of such lien, and all sums so advanced shall be paid on demand by Tenant. Tenant hereby agrees to indemnify and hold Landlord harmless for any liability, cost, damage and expense occasioned by any mechanic’s lien filed against the Leased Premises or the Real Estate on account of labor or material furnished to Tenant or claimed to have been furnished to Tenant in connection with the Leased Premises.
     12. REAL ESTATE TAXES: The responsibility for the payment of any and all real estate taxes and/or assessments applicable to the Leased Premises and the Adjacent Trailer Lot during the term of the Lease shall be upon Landlord. Tenant shall reimburse to Landlord, on a semi-annual basis, Tenant’s proportionate share of real estate taxes and/or assessments which have accrued during the term hereof, within thirty (30) days after Tenant’s receipt of a statement from Landlord setting forth the calculation of Tenant’s proportionate share accompanied by the tax bill on which such statement is rendered.
     13. ALLOCATION OF RISKS: The parties desire, to the extent permitted by law, to allocate certain risks of personal injury, bodily injury or property damage, and risks of loss of real or personal property by reason of fire, explosion or other casualty, and to provide for the responsibility for insuring those risks. It is the intent of the parties that, to the extent any event is required by the terms hereof to be covered by insurance, any loss, cost, damage or expense, including, without limitation, the expense of defense against claims or suits, be covered by insurance, without regard to the fault of Tenant, its officers, employees, agents, contractors and customers (“Tenant Protected Parties”), and without regard to the fault of Landlord, Agent, their respective members, officers, directors, employees, agents and contractors (“Landlord Protected Parties”). As between Landlord Protected Parties and Tenant Protected Parties, such risks are allocated as follows:
     a. Tenant shall bear the risk of personal injury, bodily injury or death, or damage to property, or to third persons, occasioned by events occurring within, on or about the Leased Premises, regardless of the party at fault, if any.
     b. Landlord shall bear the risk of personal injury, bodily injury or death or damage to property, or to third persons, occasioned by events occurring on or about the Real Estate, other than the Leased Premises, regardless of the party at fault, if any.
     c. Tenant shall bear the risk of damage to contents, trade fixtures, machinery, equipment, furniture, furnishings and property of Tenant, Tenant’s Protected Parties and property in Tenant’s control, care and custody in the Leased Premises.
     Notwithstanding the foregoing, provided the party required to carry insurance hereof does not default in its obligation to do so, if and to the extent that any loss occasioned exceeds the coverage or amount of insurance actually carried, or results from an event not required to be insured against and not actually insured against, the party at fault shall pay the amount not actually covered under these respective policies.
     14. INSURANCE: Tenant shall procure and maintain policies of insurance, at its own cost and expense, insuring:
     a. The Landlord Protected Parties as any “additional insured”, and Landlord’s mortgagee, if any, of which Tenant is given written notice, and Tenant Protected Parties, from all claims, demands or actions made by or on behalf of any person or persons, firm, corporation or entity and arising from, related to or connected with the Leased Premises, Tenant’s use thereof or operations therein for bodily injury to or personal injury to or death of any person, or more than one (1) person, or for damage to property in an amount of not less than One Million Dollars ($1,000,000.00) per occurrence and not less than Two Million Dollars ($2,000,000.00) policy aggregate limit. Said insurance shall be written on an “occurrence” basis and not on a “claims made” basis, and such liability policies shall include products and completed operations liability insurance. If at any time during the term of this Lease, Tenant owns or rents more than one location, the policy shall contain an endorsement to the effect that the aggregate limit in the policy shall apply separately to each location owned or rented by Tenant. Landlord shall have the right, exercisable by giving written notice thereof to Tenant, to require Tenant to increase such limit to coverage limites generally required by industrial landlords in central Ohio if, in Landlord’s reasonable judgment, the amount thereof is insufficient to protect the Landlord Protected Parties and Tenant Protected Parties from judgments which might result from such claims, demands or actions. Tenant shall cause its liability insurance to include contractual liability coverage for the indemnity set forth above and in Section 16 below.
     b. Tenant Protected Parties from all worker’s compensation claims, including employer’s liability with minimum limits of $500,000.00 per occurrence.
     c. For the benefit of itself and Landlord’s Protected Parties and Landlord’s mortgagee, if any, excess and/or umbrella liability insurance of such types and with limits not less than Twenty Five Million Dollars ($25,000,000.00), insuring against liability for damage or loss to property, and against liability for personal injury, bodily injury or death, arising from acts or omissions of Tenant, its agents, employees or invitees.

     Tenant agrees to provide Landlord with notice of any self-insurance programs and Landlord shall have the right to approve any such programs. Any insurance deductibles or self-insurance amounts shall be the responsibility of Tenant, and any deductibles or self-insurance amounts in excess of $250,000 shall be approved in advance by Landlord.
     Landlord shall procure and maintain policies of insurance insuring:
     a. Commercial general liability (including products and completed operations) or other policy forms which would provide similar coverages on behalf of Landlord and Landlord’s Protected Parties for those claims of bodily injury or property damage arising from the Real Estate and the operations of the Landlord and Landlord’s Protected Parties. Said liability insurance policy shall be written on an “occurrence” basis with a combined single limit of One Million Dollars ($1,000,000.00) per occurrence and not less than Two Million Dollars ($2,000,000.00) policy aggregate limit, and One Million Dollars ($1,000,000.00) limit for products and completed operations.
     b. Umbrella liability insurance providing a minimum of Fifty Million Dollars ($50,000,000.00) limit naming the above commercial general liability policy as an underlying policy.
     15. WAIVER OF SUBROGATION: Landlord and Tenant, and all parties claiming under Landlord and Tenant, mutually release and discharge the other from all claims and liabilities arising from or caused by any casualty or hazard covered or required hereunder to be covered in whole or in part by insurance coverage required to be maintained by the terms of this Lease on the Leased Premises, the Real Estate or activities conducted thereon or therewith, and waive any right of subrogation which might otherwise exist in or accrue to any person on account thereof. All policies of insurance required to be maintained by the parties hereunder shall contain waiver of subrogation provisions in accordance with the foregoing so long as the same are available.
     16. DISCLAIMER OF LIABILITY: To the extent of the insurance carried by Tenant or required by the terms of this Lease to be carried by Tenant, Tenant hereby disclaims, and releases Landlord and Landlord’s mortgagee, if any, from any and all liability, whether in contract or tort (including strict liability and negligence), for any loss, damage, or injury of any nature whatsoever sustained by Tenant, during the term of this Lease. The parties hereby agree that under no circumstances shall Landlord be liable for indirect, consequential, special, or exemplary damages, whether in contract or tort (including strict liability and negligence), such as, but not limited to damage related to the leasing of the Leased Premises under this Lease. Tenant shall also hold Landlord and Landlord Protected Parties harmless from and against any and all liability, fines, or other charges incurred as a result of alleged violations of airport security regulations (FAR parts 107 and 139) by Tenant and Tenant Protected Parties.
     To the extent of the insurance carried by Landlord or required by the terms of this Lease to be carried by Landlord, Landlord hereby disclaims, and releases Tenant from any and all liability, whether in contract or tort (including strict liability and negligence), for any loss, damage, or injury of any nature whatsoever sustained by Landlord and Landlord’s Protected Parties, during the term of this Lease. The parties hereby agree that under no circumstances shall Tenant be liable for indirect, consequential, special, or exemplary damages, whether in contract or tort (including strict liability and negligence), such as, but not limited to damage related to this Lease. Landlord shall also hold Tenant and Tenant’s Protected Parties harmless from and against any and all liability, fines, or other charges incurred as a result of alleged violations of airport security regulations (FAR parts 107 and 139) by Landlord and Landlord’s Protected Parties.
     17. LIABILITY FOR DAMAGES: Tenant shall indemnify, defend and save harmless Landlord from all liability for injuries and damages to persons or property sustained on the Leased Premises or because of Tenant’s occupancy thereof. Tenant, as party in possession, shall be responsible for injuries, damages, or losses occurring on the Leased Premises from any cause whatsoever. However, it is agreed and understood that Tenant shall not indemnify and save Landlord harmless from liability or injuries or damages to persons or property sustained on the Leased Premises by the reason of the occupancy of the Adjacent Trailer Lot by another tenant or occupant thereof.
     Landlord shall indemnify, defend and save harmless Tenant from all liability for injuries and damages to persons or property sustained on the Real Estate. Landlord, as the party with fee simple ownership, shall be responsible for injuries, damages, or losses occurring on the Real Estate from any cause whatsoever. However, it is agreed and understood that Landlord shall not indemnify and save Tenant harmless from liability or injuries or damages to persons or property sustained on the Leased Premises.
     18. DAMAGE OR DESTRUCTION OF PREMISES: If at any time during the term of the Lease, the Leased Premises is destroyed or damaged so that it is unusable by Tenant by fire, Act of G-d, or other casualty, then Tenant shall have the right to elect whether or not the Leased Premises will be repaired or restored for occupancy under the terms hereof. Tenant shall exercise such election by giving to Landlord, notice in writing of Tenant’s election, at any time within thirty (30) days from the time of such injury or destruction. If Tenant shall elect to repair or restore the Leased Premises, it shall do so at its sole cost and expense, except that the cost associated with any such repairs that are considered Infrastructure Costs shall be paid for and reimbursed in accordance with Section 6 hereof, provided that Tenant is not in default beyond any applicable notice or cure period. If Tenant elects not to repair or restore the Leased Premises in accordance with the foregoing, than Landlord may terminate the Lease.
     19. COMDEMNATION: If any material portion of the Leased Premises shall be taken or condemned by any competent authority for any public, quasi-public use or purpose, then in that event, Tenant may terminate this Lease, at its sole discretion, on the date when the possession of the part or interest so taken shall be required for such use or purpose or at Tenant’s option, on a date thirty (30) days or less prior to such taking. Any and all award, compensation or damages in connection with such taking, shall be paid to and be the sole property of Landlord except that Tenant shall be entitled to the unamortized value of the unreimbursed leasehold improvements as itemized or included in Tenant’s Work.
     20. SIGNAGE: Tenant desires to construct a monument sign near the intersection of Stelzer Road and Aircenter Drive, which sign shall replace the existing “Aircenter” monument sign. Tenant’s replacement monument sign shall combine the Aircenter identification with Tenant’s identification, subject to Landlord’s reasonable approval of the location and design of such replacement monument sign. Tenant shall be responsible for obtaining all consents, approvals, permits, variances and/or licenses deemed necessary by Tenant relating to the replacement monument sign. Landlord shall reasonably cooperate with Tenant’s efforts; provided however, all such cooperation shall be at Tenant’s expense. In the event such replacement monument sign is constructed, it shall at all times during the term of this Lease and thereafter, remain the property of Landlord and Landlord shall be responsible, at its sole cost and expense, for any and all repair and maintenance obligations relating to same. Tenant agrees that upon removal of the existing monument sign, Tenant shall deliver such existing monument sign to Landlord at a location reasonably designated by Landlord. Landlord and Tenant acknowledge and agree that there is no representation by Landlord or any guarantee on Landlord’s part that any such replacement sign will be permitted or that Tenant will be able to obtain Tenant representation on same. Notwithstanding the foregoing, to the extent that Landlord has rights permitting the use, location and/or existence of the existing monument sign, Landlord shall grant to Tenant or act in good faith to cause to be granted to Tenant permission to use and/or replace such monument sign.
     21. ENVIRONMENTAL CONDITION:
     a. “Environmental Condition” Defined. As used in this Lease, the phrase “Environmental Condition” shall mean: (a) any adverse condition in violation of Environmental Laws (defined below) relating to surface water, ground water, drinking water supply, land, surface or subsurface strata or the ambient air, and includes, without limitation, air, land and water pollutants, noise, vibration, light and odors, or (b) any condition which may result in (i) a claim of liability under the Comprehensive Environment Response Compensation and Liability Act, as amended (“CERCLA”), or the Resource Conservation and Recovery Act (“RCRA”), or any claim of violation of the Clean Air Act, the Clean Water Act, the Toxic Substance Control Act (“TOSCA”), or (ii) any claim of liability or of violation under any federal statute hereafter enacted dealing with the protection of the environment or with the health and safety of employees or members of the general public, or under any rule, regulation, permit or plan under any of the foregoing, or under any law, rule or regulation now or hereafter promulgated by the state in which the Leased Premises are located, or any political subdivision thereof, relating to such matters (collectively “Environmental Laws”). Landlord hereby represents and warrants to Tenant that there is no Environmental Condition known to Landlord which would prevent the use of the Leased Premises by Tenant as a trailer parking lot.
     b. Compliance by Tenant. Tenant shall, at all times during the Lease term, comply with all Environmental Laws applicable to Tenant’s use and occupancy of the Leased Premises and shall not, in the use and occupancy of the Leased Premises, cause or contribute to, or permit or suffer any other party to cause or contribute to any Environmental Condition on or about the Leased Premises. Tenant shall not, however, be responsible for Environmental Conditions existing prior to Tenant’s possession of the Leased Premises except for Tenant’s acts or omissions that worsen, in any way, said conditions, and only to the extent of the worsening. Landlord shall use its best efforts to cause its predecessor in interest, the United States of America, to be responsible for all monitoring, remediation or other obligations regarding the pre-existing Environmental Conditions which it is to perform. Landlord shall be responsible for all pre-existing

Environmental Conditions other than those which the United States of America is to perform. In the event that the United States of America fails to perform as provided above, Landlord agrees that Landlord and not Tenant shall be responsible for said pre-existing Environmental Conditions. Without limiting the generality of the foregoing, Tenant shall not, without the prior written consent of Landlord, receive, keep, maintain or use on or about Leased Premises any substance as to which a filing with a local emergency planning committee, the State Emergency Response Commission or the fire department having jurisdiction over the Leased Premises is required pursuant to ‘311 and/or ‘312 of the Comprehensive Environmental Response, Compensation or Liability Act of 1980, as amended by the Superfund Amendment and Reauthorization Act of 1986 (“SARA”) (which latter Act includes the Emergency Planning and Community Right-To-Know Act of 1986); in the event Tenant makes a filing pursuant to SARA or maintains substances as to which a filing would be required, Tenant shall simultaneously deliver copies thereof to Agent, or notify Agent in writing of the presence of those substances.
     c. Environmental Indemnity. Tenant shall protect, indemnify and save harmless Landlord and all of its respective members, directors, officers, employees and agents from and against all liabilities, obligations, claims damages, penalties, causes of action, costs and expenses (including, without limitation, reasonable attorneys’ fees and expenses) of whatever kind or nature, contingent or otherwise, known or unknown, incurred or imposed, based upon any Environmental Laws or resulting from any Environmental Condition on or about the Leased Premises which occurs due to the acts or omissions of Tenant and all of its respective members, directors, officers, employees and agents for whom it is responsible (“Tenant Contamination”). In case any action, suit or proceeding is brought against any of the parties indemnified herein by reason of any Tenant Contamination, Tenant will, at Tenant’s expense, by counsel reasonably approved by Landlord, resist and defend such action, suit or proceeding, or cause the same to be resisted and defended. The obligations of Tenant under this Section 21 shall survive the expiration or earlier termination of this Lease.
     d. Landlord shall protect, indemnify and save harmless Tenant and all of its respective members, directors, officers, employees and agents from and against all liabilities, obligations, claims damages, penalties, causes of action, costs and expenses (including, without limitation, reasonable attorneys’ fees and expenses) of whatever kind or nature, contingent or otherwise, known or unknown, incurred or imposed, based upon any Environmental Laws or resulting from any Environmental Condition on or about the Leased Premises which occurs due to the acts or omissions of Landlord and all of its respective members, directors, officers, employees and agents for whom it is responsible (“Landlord Contamination”). In case any action, suit or proceeding is brought against any of the parties indemnified herein by reason of any Landlord Contamination, Landlord will, at Landlord’s expense, by counsel reasonably approved by Tenant, resist and defend such action, suit or proceeding, or cause the same to be resisted and defended. The obligations of Landlord under this Section 21 shall survive the expiration or earlier termination of this Lease.
     e. Testing and Remedial Work. Landlord may conduct tests and routine audits on or about the Leased Premises for the purpose of determining the presence of any Environmental Condition. If such tests and/or audits indicate the presence of an

Environmental Condition on or about the Leased Premises which occurs due to the acts or omissions of Tenant or its respective members, directors, officers, employees and agents for whom it is responsible, Tenant shall, in addition to its other obligations hereunder, reimburse Landlord for the cost of conducting such tests. Without limiting Tenant’s liability hereof, in the event of any such Environmental Condition, Tenant shall promptly and at its sole cost and expense, take any and all steps necessary to remedy the same, complying with all provisions of applicable law hereof. Additionally, pursuant to a deed filed for record on October 17, 1997 as Instrument Number 199710170122033, Recorder’s Office, Franklin County, Ohio (“Deed”), it is the obligation of the United States of America to undertake certain environmental remediation on the Real Estate, which obligation may interfere with Tenant’s use of the Leased Premises. Tenant agrees to make no claim against the United States of America as a result of such interference so long as such remediation is in accordance with the terms of the Deed.
     22. DEFAULT: Tenant agrees that any one or more of the following events shall be considered events of default as said term is used herein:
     a. Tenant shall be adjudged an involuntary bankrupt, or a decree approving, as properly filed, a petition or answer filed against Tenant asking reorganization of Tenant under the Federal bankruptcy laws as now or hereafter amended, or under the laws of any state, shall be entered, and any such decree or judgment or order shall not have been vacated or set aside within sixty (60) days from the date of entry or granting thereof; or
     b. Tenant shall file or admit the jurisdiction of the court and the material allegations contained in any petition in bankruptcy or any petition pursuant to or purporting to be pursuant to the Federal bankruptcy laws as now or hereafter amended, or Tenant shall institute any proceeding or shall give its consent to the institution of any proceedings for any relief of Tenant under any bankruptcy or insolvency laws or any laws relating to the relief of debtors, readjustment of indebtedness, reorganization, arrangements, composition or extension; or
     c. Tenant shall make any assignment for the benefit of creditors or shall apply for or consent to the appointment of a receiver for Tenant or any of the property of Tenant; or
     d. The Leased Premises are levied upon by any revenue officer or similar officer on account of the actions of Tenant; or
     e. A decree or order appointing a receiver of the property of Tenant shall be made and such decree or order shall not have been vacated or set aside within sixty (60) days from the date of entry or granting thereof;
     f. Tenant shall abandon the Leased Premises during the term hereof; or
     g. Tenant shall default in keeping, observing or performing any of the other covenants or agreements herein contained to be kept, observed and performed by Tenant, and such default shall continue for thirty (30) days after notice thereof in writing to Tenant, provided, however, that if the nature of such default is such that the same cannot reasonably be cured within a thirty (30) day period, Tenant shall not be deemed to be in default if it shall commence such cure within such thirty (30) day period and thereafter rectify and cure such default with due diligence; or
     h. Tenant shall default under the Industrial Space Lease.
     23. REMEDIES: Upon the occurrence of any one or more of such events of default, Landlord may at its election terminate this Lease or terminate Tenant’s right to possession only, without terminating the Lease. Upon termination of the Lease, or upon any termination of Tenant’s right to possession without termination of the Lease, Tenant shall surrender possession and vacate the Leased Premises immediately, and deliver possession thereof to Landlord, and hereby grants to Landlord the full and free right, without demand or notice of any kind to Tenant except as hereinabove expressly provided for, to enter into and upon the Leased Premises in such event with or without process of Law and to repossess the Leased Premises by force, self-help or otherwise without process of law as Landlord’s former estate and to expel or remove Tenant and any other who may be occupying or within the Leased Premises without being deemed in any manner guilty of trespass, eviction, or forcible entry or detainer, without incurring any liability for any damages resulting therefrom the cost of performing any other covenants. Landlord may relet all or any part of the Leased Premises for such rent and upon such terms as shall be satisfactory to Landlord. Notwithstanding the foregoing, in the event that Landlord terminates this Lease or Tenant’s right to possession of the Leased Premises due to a Tenant default under Section 22(h), Landlord shall reimburse Tenant, for the unamortized value of the unreimbursed leasehold improvements included in Tenant’s Work within fifteen (15) days after receipt of a request and invoice from Tenant itemizing such amount provided that any such default is cured.
     In addition to the foregoing, Landlord agrees that if Tenant is in default under this Lease due to a default under the Industrial Space Lease, the Landlord’s remedies exercised under this Lease shall be the same as the Landlord’s remedies exercised under the Industrial Space Lease; i.e. Landlord shall not declare Tenant in default under the Industrial Space Lease but permit Tenant to subsequently remain in possession of the premises described therein and simultaneously declare Tenant in default under this Lease due to the default under the Industrial Space Lease and elect to terminate Tenant’s right to possession of the Leased Premises. The parties agree that the intent of the foregoing, is that the purpose of Tenant’s leasing of the Leased Premises is to support its operations and activities at the premises described in the Industrial Space Lease so that if Tenant is operating and in possession of the premises described in the Industrial Space Lease it shall be entitled to use the trailer parking spaces which comprise the Leased Premises. Notwithstanding the foregoing, in the event that Tenant’s right to operate and possess the premises described in the Industrial Space Lease is terminated then Tenant’s right to operate and possess the Leased Premises shall terminate simultaneous with same.
     24. DEFAULT OF LANDLORD: Any failure by Landlord to observe or perform any provision, covenant or condition of this Lease to be observed or performed by Landlord, if such failure continues for thirty (30) days after written notice thereof from Tenant to Landlord, shall constitute a default by Landlord under this Lease, provided, however, that if the nature of such default is such that the same cannot reasonably be cured within a thirty (30) day period, Landlord shall not be deemed to be in default if it shall commence such cure within such thirty (30) day period and thereafter rectify and cure such default with due diligence.

     Tenant may, but shall not be obligated to, cure any default by Landlord solely with respect to the Leased Premises (specifically including, but not by way of limitation, Landlord’s failure to pay the real estate taxes applicable to the Leased Premises); and whenever Tenant so elects, all reasonable costs and expenses are paid by Tenant in curing such default, including without limitation reasonable attorney’s fees, shall be reimbursed by Landlord to Tenant within thirty (30) days after demand therefor, together with copies of all invoices evidencing such expenditures, together with interest (except in the case of said attorneys’ fees) at the highest rate then payable by Landlord in the State of Ohio, or, in the absence of such a maximum rate, at a rate per annum equal to four percent (4%) in excess of the announced prime rate of interest of National City Bank of Columbus, Columbus, Ohio in effect on the date of such advance, from the date of the advance to the date of repayment by Landlord to Tenant. In the event Landlord fails to reimburse Tenant, Tenant shall also have any and all rights available under the laws of the state in which the Leased Premises are situated.
     25. SUBORDINATION: This Lease is subject and subordinate to the lien of any deed of trust, mortgage or mortgages now placed upon Landlord’s interest in the Real Estate. Landlord reserves the right to subject and subordinate this Lease at all times to the lien of any deed of trust, mortgage or mortgages hereafter placed upon Landlord’s interest in the Leased Premises; provided, however, that no default by Landlord, under any deed of trust, mortgage or mortgages, shall affect Tenant’s rights under this Lease, so long as Tenant performs the obligations imposed upon it hereunder and is not in default hereunder, and Tenant attorns to the holder of such deed of trust or mortgage, its assignee or the purchaser at any foreclosure sale. Tenant shall execute a commercially reasonable instrument presented to Tenant for the purpose of effecting such subordination. It is a condition, however, to the subordination and lien provisions herein provided, that Landlord shall procure from any such mortgagee an agreement in writing, which shall be delivered to Tenant or contained in the aforesaid subordination agreement, providing in substance that so long as Tenant shall faithfully discharge the obligations on its part to be kept and performed under the terms of this Lease and is not in default under the terms hereof, its tenancy will not be disturbed nor this Lease affected by any default under such mortgage.
     26. SURRENDER: Upon the termination of this Lease, whether by forfeiture, lapse of time or otherwise, or upon termination of Tenant’s right to possession of the Leased Premises, Tenant will at once surrender and deliver up the Leased Premises in good condition and repair, reasonable wear and tear and loss by fire or other casualty excepted.
     27. QUIET ENJOYMENT: So long as Tenant is not in default under the covenants and agreements of this Lease, Tenant’s quiet and peaceable enjoyment of the Leased Premises shall not be disturbed or interfered with by Landlord or by any person claiming by, through or under Landlord.
     28. HOLDING OVER: Tenant shall have no right to occupy the Leased Premises or any portion thereof after the expiration of the Lease or after termination of the Lease or of Tenant’s right to possession.
     29. AMENDMENT MUST BE IN WRITING: This document contains the entire agreement between the parties hereto with respect to the subject matter hereof. None of the covenants, terms or conditions of this Lease, to be kept and performed by either party, shall in any manner be altered, waived, modified, changed or abandoned except by a written instrument, duly signed and delivered by both parties hereto.
     30. NOTICES: Whenever under this Lease provisions are made for notice of any kind to Landlord, it shall be deemed sufficient notice and sufficient service thereof if such notice to Landlord is in writing, addressed to Landlord at 1798 Frebis Avenue, Columbus, Ohio 43206-0410, or at such address as Landlord may notify Tenant in writing, and deposited in the United States mail by certified mail, return receipt requested, with postage prepaid or Federal Express, Express Mail or such other expedited mail service as normally results in overnight delivery, with a copy of same sent in like manner to (i) President, Real Estate, 1800 Moler Road, Columbus, Ohio 43207, and (ii) Law Department, 1800 Moler Road, Columbus, Ohio 43207. Notice to Tenant shall be sent in like manner to: General Counsel, 4150 East Fifth Avenue, Columbus, Ohio 43219, with a copy to Sr. Vice President — Real Estate, 4150 East Fifth Avenue, Columbus, Ohio 43219. All notices shall be effective upon receipt or refusal of receipt. Either party may change the place for service of notice by notice to the other party.
     31. LAW APPLICABLE: This Lease shall be construed and enforced in accordance with the laws of the state where the Leased Premises are located.
     32. COVENANTS BINDING ON SUCCESSORS: All of the covenants, agreements, conditions, and undertakings contained in this Lease shall extend and inure to and be binding upon the heirs, executors, administrators, successors and assigns of the respective parties hereto, the same as if they were in every case specifically named, and wherever in this Lease reference is made to either of the parties hereto, it shall be held to include and apply to, wherever applicable, the heirs, executors, administrators, successors and assigns of such party. Nothing herein contained shall be construed to grant or confer upon any person or persons, firm, corporation or governmental authority, other than the parties hereto, their heirs, executors, administrators, successors and assigns, any right, claim or privilege by virtue of any covenant, agreement, condition or undertaking in this Lease contained.
     33. BROKERAGE: Landlord and Tenant each represent to the other that they have not entered into any agreement or incurred any obligation in connection with this transaction which might result in the obligation to pay a brokerage commission. Landlord and Tenant hereby covenant to pay, hold harmless, indemnify and defend the other party from and against any and all costs, expenses or liability for any compensation, commissions and charges claimed by any broker or agent with respect to this Lease or the negotiation thereof on account of the actions of the indemnifying party.
     34. FORCE MAJEURE: In the event either party hereto (the “Delayed Party”) shall be delayed or hindered in or prevented from the performance of any act required under this Lease by reason of strikes, lockouts, labor troubles, inability to procure materials, failure of power, the unforeseen application of restrictive governmental laws or regulations, riots, insurrection, war, acts of terrorism or other reason of a like nature not the fault of the Delayed Party in performing work or doing acts required under the terms of this Lease, then performance of such act shall be excused for the period of the delay, and the period for the performance of any such act shall be extended for a period equivalent to the period of such delay, provided that the Delayed Party notified the other party within fifteen (15) days of the Delayed Party being informed of the occurrence of the event causing such delay. The provisions of this section shall not operate to excuse either party from the payment of any monetary sums due under the terms of this Lease.
     35. EXCULPATION OF LANDLORD: It is expressly understood and agreed that nothing in this Lease contained shall be construed as creating any liability whatsoever against Landlord personally, its members, officers, directors, shareholders or partners, and in particular without limiting the generality of the foregoing, there shall be no personal liability to pay any indebtedness accruing hereunder or to perform any covenant, either express or implied, herein contained, or to keep, preserve or sequester any property of Landlord, and that all personal liability of Landlord of every sort, if any, is hereby expressly waived by Tenant, to the extent permitted by law, and by every person now or hereafter claiming any right or security hereunder; and that so far as the parties hereto are concerned, the owner of any indebtedness or liability accruing hereunder shall look solely to the Leased Premises for the payment thereof.
     If the Tenant obtains a money judgment against Landlord, any of its officers, directors, shareholders, partners, or their successors or assigns under any provisions of or with respect to this Lease or on account of any matter, condition or circumstance arising out of the relationship of the parties under this Lease, Tenant’s occupancy of the building or Landlord’s ownership of the Leased Premises, Tenant shall be entitled to have execution upon any such final, unappealable judgment only upon Landlord’s fee simple estate in the Real Estate and the rents and profits thereof, and not out of any other assets of Landlord, or any of its members, officers, directors, shareholders or partners, or their successor or assigns; and Landlord shall be entitled to have any such judgment so qualified as to constitute a lien only on said fee simple estate and the rents and profits thereof.
     36. AIRPORT ACCESS: Tenant acknowledges that it shall have no right of access to Port Columbus International Airport by virtue of this Lease. Any such access shall be pursuant to the terms of a separate agreement between Tenant and the Columbus Airport Authority, if any. In the event Tenant enters into such an agreement with the Columbus Airport Authority, Tenant agrees to abide by all of the terms and conditions thereof, and Tenant shall indemnify Landlord in the event of any liability to Landlord on account of Tenant’s non-compliance therewith.
     37. CONSENT: Whenever this Lease requires the consent of either party hereto, such consent shall not be unreasonably withheld, delayed or conditioned; provided, however, that this provision shall not apply where a specific standard is otherwise set forth for granting or withholding consent in this Lease.
     38. SHORT FORM LEASE. This Lease shall not be recorded, but the parties agree, at the request of either of them, to execute a Short Form Lease for recording, containing the names of the parties, the legal description and the term of the Lease.
     39. TIME OF ESSENCE. Time is of the essence of this Lease, and all provisions herein relating thereto shall be strictly construed.
     40. RELATIONSHIP OF THE PARTIES. Nothing contained herein shall be deemed or construed by the parties hereto, nor by any third party, as creating the relationship of principal and agent or of partnership, or of joint venture, by the parties hereto, it being understood and agreed that no provision contained in this Lease or any acts of the parties hereto shall be deemed to create any relationship other than the relationship of Landlord and Tenant.
     41. CAPTIONS. The captions of this Lease are for convenience only and are not to be construed as part of this Lease and shall not be construed as defining or limiting in any way the scope or intent of the provisions hereof.
     42. SEVERABILITY. If any term or provision of this Lease shall to any extent be held invalid or unenforceable, the remaining terms and provisions of this Lease shall not be affected thereby, but each term and provision of this Lease shall be valid and be enforced to the fullest extent permitted by law.
     43. LANDLORD MEANS OWNER. The term “Landlord” as used in this Lease, so far as covenants or obligations on the part of Landlord are concerned, shall be limited to mean and include only the owner or owners at the time in question of the fee of the Real Estate, and in the event of any transfer or transfers of the title to such fee, Landlord herein named (and in case of any subsequent transfer or conveyances, the then grantor) shall be automatically freed and relieved, from and after the date of such transfer or conveyance, of all liability as respects the performance of any covenants or obligations on the part of Landlord contained in this Lease thereafter to be performed; provided that any funds in the hands of such Landlord or the then grantor at the time of such transfer, in which Tenant has an interest, shall be turned over to the grantee, any amount then due and payable to Tenant by Landlord or the then grantor under any provisions of this Lease shall be paid to Tenant and such successor Landlord or the then grantor shall be obligated to assume Landlord’s obligations under this Lease.
     44. LANDLORD’S AND TENANT’S EXPENSES. Tenant agrees to pay on demand Landlord’s expenses, including reasonable attorneys’ fees, expenses and administrative hearing and court costs incurred either directly or indirectly in enforcing any obligation of Tenant under this Lease, in curing any default by Tenant or in connection with appearing, defending or otherwise participating in any action or proceeding arising from the filing, imposition, contesting, discharging or satisfaction of any lien or claim for lien, in defending or otherwise participating in any legal proceedings initiated by or on behalf of Tenant wherein Landlord is not adjudicated to be in default under this Lease, or in connection with any investigation or review of any conditions or documents in the event Tenant requests Landlord’s agreement, approval or consent to any action of Tenant which may be desired by Tenant or required of Tenant hereunder.
     Landlord agrees to pay on demand Tenant’s expenses, including reasonable attorneys’ fees, expenses and administrative hearing and court costs incurred either directly or indirectly in enforcing any obligation of Landlord under this Lease, in curing any default by Landlord in the Leased Premises or in connection with appearing, defending or otherwise participating in any action or proceeding arising from the filing, imposition, contesting, discharging or satisfaction of any lien or claim for lien, in defending or otherwise participating in any legal proceedings initiated by or on behalf of Landlord wherein Tenant is not adjudicated to be in default under this Lease, or in connection with any investigation or review of any conditions or documents in the event Landlord requests Tenant’s agreement, approval or consent to any action of Landlord which may be desired by Landlord or required of Landlord hereunder.

     45. EXECUTION OF LEASE BY LANDLORD. The submission of this document for examination and negotiation does not constitute an offer to lease, or a reservation of, or option for, the Leased Premises and this document shall become effective and binding only upon the execution and delivery hereof by Landlord and by Tenant. All negotiations, considerations, representations and understandings between Landlord and Tenant are incorporated herein.
     46. EXHIBITS.
A.	Illustration of Columbus International Aircenter

B.	Site Plan of Leased Premises

C.	Tenant’s Work
(SIGNATURES ON FOLLOWING PAGE)

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